This slide is not for distribution in isolation and must be viewed in conjunction with the accompanying term sheet, product supplement, underlying supplement, prospectus supplement and prospectus, which further describe the terms, conditions and risks associated with the notes.
JPMorgan Contingent Buffered Equity Notes Linked to the EURO STOXX[R] Banks
Index due January 6, 2016
The notes are designed for investors who seek uncapped, unleveraged exposure to the appreciation of the EURO STOXX[R] Banks Index. Investors should be willing to forgo interest and dividend payments and, if the Ending Index Level is less than the Initial Index Level by more than the Contingent Buffer Amount of
12.50%, be willing to lose some or all of their principal at maturity. If the
Ending Index Level is less than the Initial Index Level by up to 12.50%, investors will receive a full repayment of principal at maturity. Any payment on the notes is subject to the credit risk of JPMorgan Chase & Co.

Trade Details/Characteristics
Index: EURO STOXX[R] Banks Index ("the Index")
Contingent Buffer Amount: 12.50%
Index Return: (Ending Index Level - Initial Index Level) / Initial Index Level
Payment at Maturity: If the Ending Index Level is greater than the Initial
Index Level, at maturity you will receive a cash payment that provides you with a return per $1,000 principal amount note equal to the Index Return and calculated as follows:

$1,000 + ($1,000 [] Index Return)
If the Ending Index Level is equal to or less than the Initial Index Level by up to the Contingent Buffer Amount, you will be entitled to receive the full repayment of your principal at maturity.

If the Ending Index Level is less than the Initial Index Level by more than the
Contingent Buffer Amount, you will lose 1% of the principal amount of your notes for every 1% that the Ending Index Level is less than the Initial Index
Level, and your payment at maturity per $1,000 principal amount note will be calculated as follows:

$1,000 + ($1,000 [] Index Return)

If the Ending Index Level is less than the Initial Index Level by more than the
Contingent Buffer Amount, you will lose more than 12.50% of your principal amount and may lose all of your principal amount at maturity.

Initial Index Level: Closing index level of the Index on the pricing date
Ending Index Level: The arithmetic average of the Index closing levels on the
Ending Averaging Dates
Ending Averaging Dates: December 24, 2015, December 28, 2015, December 29,
2015, December 30, 2015 and December 31, 2015 Maturity Date: January 06, 2016
Preliminary Termsheet
http://www.sec.gov/Archives/edgar/data/19617/000119312514257032/d752784dfwp.htm

Please see the term sheet hyperlinked above for additional information about the notes, including JPMS's estimated value, which is the estimated value of the notes when the terms are set.

Risk Considerations
The risks identified below are not exhaustive. Please see the term sheet hyperlinked above for more information.

[] Your investment in the notes may result in a loss of some or all of your principal, and is subject to the credit risk of JPMorgan Chase & Co.
[] JP Morgan Chase & Co. and its affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and hedging JPMorgan Chase & Co.'s obligations under the notes. Their interests may be adverse to your interests.
[] JPMS's estimated value does not represent the future value of the notes and may differ from others' estimates. [] JPMS's estimated value will be lower than the issue price (price to the public) of the notes.
[] JPMS's estimated value is not determined by reference to credit spreads for our conventional fixed rate debt.
[] Secondary market prices of the notes will likely be lower than the price you paid for the notes and will be impacted by many economic and market factors. []
Risks related to non-U.S. issuers of equity securities.
[] The value of the notes as published by JPMS may be higher than JPMS's then-current estimated value of the notes for a limited time. [] The benefit of the Contingent Buffer Amount may terminate on the Final Ending Averaging Date.
[] No interest payments and no ownership or dividend rights in stocks comprising the Index. [] No direct exposure to fluctuations in foreign exchange rates.
[] Lack of liquidity - J.P. Morgan Securities LLC intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to sell or trade the notes easily.
[] The equity securities included in the Index are concentrated in the banking industry.

SEC Legend: JPMorgan Chase & Co. has filed a registration statement (including a prospectus) with the SEC for any offerings to which these materials relate.
Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase
& Co. has filed with the SEC for more complete information about JPMorgan Chase
& Co. and this offering. You may get these documents without cost by visiting
EDGAR on the SEC Web site at www.sec.gov. Alternatively, JPMorgan Chase & Co., any agent or any dealer participating in the this offering will arrange to send you the prospectus, the prospectus supplement as well as any relevant product supplement, underlying supplement and term sheet if you so request by calling toll-free 866-535-9248.
IRS Circular 230 Disclosure: JPMorgan Chase & Co. and its affiliates do not provide tax advice. Accordingly, any discussion of U.S. tax matters contained herein (including any attachments) is not intended or written to be used, and cannot be used, in connection with the promotion, marketing or recommendation by anyone unaffiliated with JPMorgan Chase & Co. of any of the matters address herein or for the purpose of avoiding U.S. tax-related penalties.
Investment suitability must be determined individually for each investor, and the financial instruments described herein may not be suitable for all investors. This information is not intended to provide and should not be relied upon as providing accounting, legal, regulatory or tax advice. Investors should consult with their own advisors as to these matters.
This material is not a product of J.P. Morgan Research Departments.
Registration Statement No: 333-177923

Dated: July 01, 2014 Filed pursuant to Rule 433

Hypothetical Payout of the Notes*

Reference Index Performance Contingent Buffer Amount Payoff at Maturity

$1,200

$1,100

 amount $1,000  on a $1,000 principal Payment $900

$800

$700
-12.50% -->

$600
-50% -40% -30% -20% -10% 0% 10% 20% 30%
Index Return

The graphs above collectively demonstrate the hypothetical total return on the notes at maturity for a subset of Index Returns detailed in the table below.
Your investment may result in a loss of all of your principal at maturity.

Ending Index Level Index Return Total Return
================== ============ ============
    270.000          80.00%       80.00%
    240.000          60.00%       60.00%
    225.000          50.00%       50.00%
    210.000          40.00%       40.00%
    180.000          20.00%       20.00%
    165.000          10.00%       10.00%
    157.500          5.00%        5.00%
    153.750          2.50%        2.50%
    151.500          1.00%        1.00%
------------------ ------------ ------------
    150.000          0.00%        0.00%
    142.500          -5.00%       0.00%
    135.000          -10.00%      0.00%
    131.250          -12.50%      0.00%
    131.235          -12.51%     -12.51%
     75.000          -50.00%     -50.00%
     0.000          -100.00%     -100.00%
------------------ ------------ ------------

The table above illustrates the hypothetical total return and the hypothetical payment at maturity on the notes. The "total return" is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount note to $1,000. Each hypothetical total return or payment at maturity set forth below assumes an Initial Index Level of 160 and reflects the
Contingent Buffer Amount of 12.50% . Each hypothetical total return or payment at maturity set forth below is for illustrative purposes only and may not be the actual total return or payment at maturity applicable to a purchaser of the notes. The numbers appearing in the following table and examples have been rounded for ease of analysis.